EXHIBIT 5.1

                            JOSEPH I. EMAS
                            ATTORNEY AT LAW
                        1224 Washington Avenue
                      Miami Beach, Florida 33139
                            (305) 531-1174
June 23, 2003
Hudson Ventures, Inc.
50 West Liberty Street , Suite 880
Reno, Nevada 89501
Gentlemen:
          You have requested my opinion, as counsel for Hudson Ventures, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), being filed by the Company with the Securities and Exchange Commission.
           The Registration Statement relates to an offering of 1,587,000 shares of the Company's common stock.
          I have examined such records and documents and made such examination of laws as I have deemed relevant in connection with this opinion. It is my opinion that when there has been compliance with the Securities Act, the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.
         No opinion is expressed herein as to any laws other than the State of Nevada of the United States.
          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
JOSEPH I. EMAS

By /s/   Joseph I. Emas:
   JOSEPH I. EMAS